Exhibit 99.1

X-Rite Announces First Quarter 2010 Financial Results

Strong Sales Rebound Across Multiple Markets and Products

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--May 12, 2010--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the quarter ended April 3, 2010.

Highlights of today’s announcement:

  Net Sales of $51.2 million in the first quarter of 2010 an increase of 9.9 percent over the same quarter in 2009
  Strong sales growth rates in the Asia Pacific region and in Industrial markets worldwide
  X-Rite and Lenovo extended their cooperation for color management enabled workstations for the graphics arts market
  X-Rite’s development partnership with Microsoft, secured its first design win for next generation embedded color management technology with a major PC manufacturer
  New distribution arrangements signed with WYNIT, Inc. and SYNNEX Corporation to expand growth opportunities in the signage and technical printing markets
  Breakthrough new product (CAPSURETM) launched for designers, decorators, paint contractors, and other creative communities
  Progress in key financial metrics for the first quarter evidenced by
    Adjusted EBITDA of $13 million reflecting quarter over quarter growth of 44.4 percent
    Strong adjusted EBITDA margin of 25.4 percent versus 19.4 percent in the prior year first quarter
    Operating Income of $4.9 million (9.6 percent of revenue) and a net loss of $2.1 million, including a $1.7 million restructuring charge recorded in the quarter
    Cash flows before financing activities of $8.7 million (17 percent of sales) in the quarter
  Strengthened the balance sheet
    Debt paid down in the quarter by $6.4 million
    Cash increased to $29.4 million
    Net debt from secured credit facilities reduced to $147.8 million
  Q1 sales momentum continuing into the second quarter of 2010

The Company reported first quarter 2010 net sales of $51.2 million compared to $46.6 million in the same period in 2009, a 9.9 percent increase versus the prior year first quarter. Sales in the first quarter of 2010 exceeded sales in the fourth quarter of 2009, an unusual divergence from historical patterns. Substantial contributions to the Company’s sales growth came from gains in Industrial markets worldwide (+56.1 percent) and across multiple vertical markets in Asia Pacific (+48.8 percent). These strong growth rates across most markets and regions were tempered by lower sales to certain large customers, principally in the offset printing and retail sectors.

“We are pleased to demonstrate the Company’s ability to achieve significant sales growth in conjunction with the economic upturn being experienced around the world,” said Thomas J. Vacchiano Jr., X-Rite’s Chief Executive Officer. “More importantly, the combination of new products, recent business development efforts and new partnerships like those being announced today are yielding improved order rates.”

The Company reported today that it extended its cooperation with Lenovo for color management enabled workstations to include the W510, its new 15 inch workstation launched in first quarter 2010. X-Rite added that following its development partnership with Microsoft, it has earned its first design win for next generation embedded color management technology with a major PC manufacturer, with shipments expected in 2011.

The Company made further progress in its strategy of expanding to adjacent markets by initiating two new distribution arrangements with WYNIT, Inc and SYNNEX Corporation, extending its presence in the North American signage and technical printing markets.

Building on the success of X-Rite’s Matchstick product line, the Company launched a next generation product line named CAPSURETM. In addition to “reading” a spot color and creating color palettes, as was the case with Matchstick, CAPSURETM can “read” colors contained in patterns across a wide gamut of surfaces and textures, enhancing the creative workflows of designers, decorators, paint contractors, and other creative communities. Launched at the FARBE show in Europe in March 2010, the product has received very positive responses from leading paint manufacturers.

Supported by the combination of sales growth and previously announced profit improvement actions, the Company reported Adjusted EBITDA for the first quarter of $13.0 million, or 25.4 percent of sales, an increase of 44.4 percent over the first quarter of 2009. Operating Income was $4.9 million in the period versus an operating loss of $1.8 million in the prior year period. The Company reported a Net Loss in the quarter of $2.1 million, which was heavily influenced by a restructuring charge of $1.7 million, compared to a net loss of $8.7 million in the prior period.

The Company reported continued progress in working capital management, contributing to positive operating cash flow for the first quarter. Combined with the strong EBITDA results the Company was able to reduce its first and second lien debt obligations by $6.4 million in the quarter. At quarter end net debt from secured credit facilities was reduced to $147.8 million.

Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented “We are making very good progress on many financial fronts. An Adjusted EBITDA margin of over 25%, reflecting strong gross margins and continued effective operating cost management coupled with healthy operating cash flows to fuel business growth while aggressively paying down debt bodes well for our future financial success.”

Vacchiano closed by saying, “Given our current order rates we see the second quarter of 2010 continuing the positive momentum we experienced in the first quarter. This should lead to sales growth in the high single digits compared to the second quarter of last year unless the European financial markets situation has a demonstrable impact on short term business conditions.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the first quarter results on Wednesday, May 12, 2010 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. To access the webcast and conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA, net debt, and net debt from secured credit facilities. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets Net debt is defined as the Company’s total indebtedness less cash. Net debt from secured credit facilities excludes the mandatorily redeemable preferred stock transaction from the Company’s net debt calculation. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

EXHIBIT 1
Consolidated Income Statement
(in millions)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net Sales	$51.2	$46.6

Cost of sales	20.2	19.8

Gross profit	31.0	26.8
Gross margin	60.5%	57.5%

Operating expenses:
Selling and marketing	13.1	13.6
Research, development and engineering	5.6	5.9
General and administrative	5.7	7.3
Restructuring and other related charges	1.7	1.8
	26.1	28.6
Operating income (loss)	4.9	(1.8)

Interest expense	(7.6)	(8.5)
Other, net	0.5	1.7

Loss before income taxes	(2.2)	(8.6)

Income tax (benefit) expense	(0.1)	0.1

Net loss	$(2.1)	$(8.7)

EXHIBIT 2
Net Sales by Product Sector
(in millions)

	Three Months Ended
	April 3,	April 4,
	2010	2009
Imaging and Media	$18.9	$18.6
Industrial	12.8	8.2
Retail	2.8	3.9
Color Support Services	6.4	6.1
Other	1.4	1.4
Total Color Measurement	42.3	38.2
Color Standards	8.9	8.4
Total	$51.2	$46.6

EXHIBIT 3
Consolidated Balance Sheet
(in millions)

	April 3,	January 2,
	2010	2010

Cash	$29.4	$29.1
Accounts Receivable	26.3	28.1
Inventory	26.9	28.5
Other Current Assets	10.5	10.5
Goodwill and Other Intangible Assets	311.8	314.8
Other Non-Current Assets	59.4	61.7
Total Assets	464.3	472.7

Accounts Payable	8.2	8.7
First and Second Lien Credit Facilities	177.2	183.6
Mandatorily Redeemable Preferred Stock(1)	32.2	29.8
Other Liabilities	38.5	38.5
Total Liabilities	256.1	260.6

Shareholders' Investment	208.2	212.1

Total Liabilities and Shareholders' Investment	$464.3	$472.7

Net Debt
First and Second Lien Credit Facilities	$177.2	$183.6
Less: Cash	(29.4)	(29.1)
Subtotal: Net Debt from credit facilities	147.8	154.5
Mandatorily Redeemable Preferred Stock(1)	32.2	29.8
Total Net Debt(1)	$180.0	$184.3

(1)	Net of $13.2 and $14.1 million Discount on Mandatorily Redeemable Preferred Stock as of April 3, 2010 and January 2, 2010, respectively.

EXHIBIT 4
Consolidated Statement of Cash Flows
(in millions)

	Three Months Ended
	April 3,	April 4,
	2010	2009
Net Cash provided by operating activities
Net loss	$(2.1)	$(8.7)
Non-cash adjustments to net loss	12.2	12.3
Changes in operating assets and liabilities	0.1	9.2
Net cash provided by operating activities	10.2	12.8

Net Cash (used for) provided by investing activities	(1.5)	5.1

Cash flows before financing activities	8.7	17.9

Net Cash used for financing activities	(6.4)	(22.4)

Effect of exchange rate changes on cash	(2.0)	(3.0)

Net increase (decrease) in cash	0.3	(7.5)
Cash, beginning of period	29.1	50.8
Cash, end of period	$29.4	$43.3

EXHIBIT 5
Adjusted EBITDA as defined by Credit Agreements
(in millions)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net Loss	$(2.1)	$(8.7)

EBITDA Adjustments:
Depreciation	1.6	1.7
Amortization	4.0	5.4
Restructuring and other related costs	1.7	2.1
Share-based compensation	0.8	0.7
Net interest expense and write-off of deferred financing costs	7.6	8.5
Currency gain	(1.0)	(2.0)
Income tax (benefit) expense	(0.1)	0.1
Loss on sale of assets	0.5	0.3
Other non-recurring adjustments(1)	-	0.9
	15.1	17.7

Adjusted EBITDA based on credit agreement	13.0	9.0

Net Sales	51.2	46.6

Adjusted EBITDA Margin(2)	25.4%	19.4%

(1)	Other non-recurring adjustments as defined in the lender agreements include but are not limited to investment in founders life insurance, property tax assessment on former headquarters, impairment of assets held for sale, equity issuance costs, and change in accounting method.

(2)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com